Exhibit 99

               Heinz Reports Significant Progress on Its
  Strategy for Growth And an Increase in Operating Income, Excluding
             Special Items, of 8.1% for the Third Quarter

    PITTSBURGH--(BUSINESS WIRE)--Feb. 28, 2006--H.J. Heinz Company
(NYSE:HNZ)

    -- Total sales increased 5.7% (9.4% on a constant currency basis). Heinz's top 10 brands grew 4.4% in constant currency, led by double-digit growth in Smart Ones(R), Classico(R) and TGI Friday's(R).

    -- Volume/mix grew 2.9%, with every operating segment delivering increased volume.

    -- Definitive agreements to sell both the European Seafood and Tegel(R) poultry businesses were executed.

    -- Progress was also made toward the potential sale of other non-core assets. Additionally, the Company sold its investment in The Hain Celestial Group, Inc. and the HAK(R) vegetable line in Northern Europe. Plans were also finalized regarding the repatriation of dividends under the American Jobs Creation Act (AJCA).

    -- Special items were $0.10 for continuing operations and $0.08 for discontinued operations. Including these special items, operating income for continuing operations was down 3.7% for the quarter.

    -- EPS for continuing operations was $0.39 versus $0.37 in the prior year and, excluding special items, was $0.50 versus $0.58 in the prior year, reflecting increased interest expense and a higher tax rate. On a total-company GAAP basis, EPS was $0.35 versus $0.43 last year.

    -- The Company also reconfirms its pro-forma EPS expectations for fiscal 2006 and 2007. Pro-forma EPS is expected to be $2.10 to $2.16 for the current fiscal year, with 6 to 8% growth off this base in fiscal 2007.

    H.J.Heinz Company (NYSE:HNZ) today reported strong operating results and significant progress on its strategy for growth during the third quarter that ended January 25, 2006.
    Net income for the quarter, on a total-company GAAP basis, was $116.6 million, or $0.35 per diluted share, versus $152.4 million, or $0.43 per diluted share, last year.
    In continuing operations, sales increased by 5.7% (9.4% on a constant currency basis) for the quarter, driven by an increase of 2.9% in volume/mix and an increase due to acquisitions, net of divestitures, of 6.6%. These increases were partially offset by an unfavorable foreign exchange impact of 3.7%. Operating Free Cash Flow for the quarter was $58 million, despite the impact of spending for special items. Excluding the impact of special items, Operating Free Cash Flow would have been up over 30% from the same period last year. EPS from continuing operations increased 5%, to $0.39 from $0.37 last year. EPS from continuing operations, excluding special items, decreased by $0.08 to $0.50 due to higher interest costs and a significantly higher tax rate during the quarter.
    Beginning in the third quarter of fiscal 2006, the operating results related to the European Seafood and the Tegel(R) poultry businesses have been included in discontinued operations in the company's consolidated statements of income for all periods presented. In addition, net income from discontinued operations includes amounts related to the favorable settlement of tax liabilities associated with the businesses spun-off to Del Monte in fiscal 2003. Total net loss from discontinued operations for the third quarter of fiscal 2006 was $16.6 million ($0.05 EPS).
    Commenting on the Company's progress, Heinz's Chairman, President and CEO William R. Johnson said: "I am very pleased with the progress we made during the quarter. Heinz set a very ambitious agenda this year as part of its strategy for growth to further focus this Company on its core categories and geographies, reduce management layers and overhead, and position the Company for more consistent growth in its big brands. The team made major strides toward this goal during the quarter. Additionally, we posted solid results for the quarter, with volume growth of almost 3%, operating income growth of more than 8% (excluding special items) and solid Operating Free Cash Flow of $58 million. Our top 10 brands, representing nearly 60% of total sales, grew 4.4%, on a constant currency basis, led by double-digit growth in Smart Ones(R), Classico(R) and TGI Friday's(R). Consequently, we believe that we are on-track to deliver the post-divestiture, pro-forma EPS projections of $2.10 to $2.16 for this year that we outlined last September."
    Special items in the third quarter for downsizing, integration, separation and preparation for sale totaled $22.0 million pre-tax in continuing operations and $5.9 million pre-tax in discontinued operations. Additionally, the net loss on dispositions and impairments in anticipation of potential sales, were $19.5 million pre-tax for continuing operations.
    During the third quarter, significant progress was made on Heinz's strategy for growth (outlined in September 2005) to drive consistent annual sales growth of 3% to 4% and profits of 6% to 8%. The goals of this strategy are to focus on three core categories, to innovate in Heinz's top ten brands, to reduce supply chain costs, and to use cash to drive shareholder value. The following milestones were reached:

    -- The signing of definitive agreements to sell the European Seafood business to Lehman Brothers Merchant Banking for EUR 425 million (approx. US$500 million) and to sell the Tegel(R) poultry business to Pacific Equity Partners for NZ$ 250 million (approximately US$165 million). The sale processes for European Seafood and Tegel businesses could both close around the end of March.

    -- The U.K. Competition Commission approved our request to complete the sale of the Ethnic portion of the recently acquired HP/Lea & Perrins business. The business has been sold to Associated British Foods for approximately $47 million and the deal closed this morning.

    -- Subsequent to the end of the quarter, the Company received provisional clearance from the U.K. Competition Commission for Heinz's purchase of the HP/LP business in the U.K. A final decision from the commission is expected by mid-April.

    --  Completed the sale of the HAK vegetable line in Northern
        Europe for $51 million.

    -- The registration and sale of the Company's common stock interest in The Hain Celestial Group, Inc. for $116 million.

    -- Plans were finalized to repatriate $800 million of additional foreign dividends during the fourth quarter, which required an incremental tax accrual during the third quarter of approximately $24 million.

    The Company continues to explore the potential sale of other non-core businesses and is currently exploring ways to maximize shareholder value in its European frozen foods business.
    Importantly, Heinz is on-track to achieve, by the end of the first quarter of fiscal 2007, the approximately $1 billion in disposition proceeds as outlined in September.
    (Comments on the third quarter and nine months that follow refer to certain financial measures that are adjusted to exclude special items. In addition, management refers to Operating Free Cash Flow, defined as cash from operations less capital expenditures. See attached tables for further details, including reconciliation of these non-GAAP financial measures. Management believes that the adjusted GAAP measures and the Operating Free Cash Flow presentation provide additional clarity in understanding the trends of the business as they provide management with a view of the continuing business excluding special items.)

    THIRD QUARTER SUMMARY

    Overall, Heinz's third quarter sales increased 5.7% (9.4% on a constant currency basis). Volume increased 2.9%, driven primarily by good results in the North American Consumer Products segment, as well as the Australian and U.K. businesses. Every operating segment achieved year-on-year volume growth. These volume increases were partially offset by declines in the European Frozen Food and the Italian infant nutrition businesses. Net pricing was virtually flat, and foreign exchange translation rates decreased sales by 3.7%. Acquisitions, net of divestitures, increased sales by 6.6%, and consisted primarily of the acquisition of HP Foods ("HPF"), Nancy's Specialty Foods, Inc., Petrosoyuz, and Appetizers And, Inc. ("AAI").
    Adjusted gross profit increased 1.7%, due primarily to the favorable impact of acquisitions and higher sales volume, partially offset by unfavorable exchange rates. Adjusted gross profit margin was 36.5%, a decline from 37.9% in the prior year, largely due to increased commodity costs, particularly in the U.S. and Indonesian businesses. Adjusted operating income grew 8.1%, as the adjusted gross profit increase combined with reduced General & Administrative expenses ("G&A") to offset increased fuel and transportation costs, particularly in the U.S. businesses. The increase in adjusted operating income was offset by increased net interest expense and a higher effective tax rate, resulting in the 13.8% decrease in EPS.
    The adjusted effective tax rate for the quarter was 35.5% versus 22.3% in the prior year. The Company reaffirms its projected effective tax rate for the full fiscal year, excluding special items, of 30% to 31%.
    Heinz's working capital management improved over the prior year, as the Cash Conversion Cycle continued its improvement for the quarter by improving by two days, on a total company basis.

    THIRD QUARTER SEGMENT HIGHLIGHTS

    NORTH AMERICAN CONSUMER PRODUCTS

    Sales of the North American Consumer Products segment increased 13.8%. Volume increased 4.9%, as a result of strong growth in Smart Ones(R) frozen entrees and desserts, TGI Friday's(R) and Delimex(R) brands of frozen snacks, Classico(R) pasta sauces and Heinz(R) Ketchup. Overall, pricing increased 1.5%, largely due to more efficient trade spending on SmartOnes(R) frozen entrees and Ore-Ida(R) frozen potatoes. The acquisitions of HP Foods and Nancy's acquisitions increased sales 6.6%, and exchange translation rates increased sales 0.7%.
    During the third quarter, Heinz Canada's Classico(R) sauce market share improved 2.4 points to 41.5%. Heinz(R) Ketchup in the U.S. grew
1.7 market share points.
    Heinz Consumer Products launched several new Smart Ones(R) varieties that address the growing Asian and Mexican segments. These latest offerings include Southwest Style Adobo Chicken, Chicken Enchiladas Monterey, Grilled Mandarin Chicken and Dragon Shrimp LoMein. The TGI Friday's(R) range grew with Spicy Thai Egg Rolls and Onion Rings. Likewise, the popular Ore-Ida(R) brand added Easy Breakfast Potatoes.
    In the pipeline is a new Fridge Door Fit(R) Ketchup bottle, an easier-to-handle pack designed to fit into refrigerator door compartments. Available in both 46- and 64-ounce sizes, this new innovation offers consumers large-size convenience with less packaging. Fridge Door Fit(R) Ketchup is expected to be available this spring.
    Adjusted operating income increased 4.1%, driven primarily by the favorable impact of acquisitions, volume growth and increased net pricing, partially offset by increased commodity and fuel costs and increased G&A.

    HEINZ U.S. FOODSERVICE

    Sales of the U.S. Foodservice segment increased 7.0%. The acquisition of AAI increased sales 5.2%. Volume increased 1.3%, driven by increases in Truesoups frozen soup and single-serve condiments. Higher pricing increased sales by 0.6%.
    One of the company's most unique foodservice customers, NASA, is expanding the line of Heinz(R) single-serve condiments aboard the International Space Station.
    Adjusted operating income increased 5.3%, largely due to the favorable impact of the AAI acquisition, and partially offset by higher commodity and fuel costs.

    EUROPE

    Heinz Europe's sales increased 1.3%. The acquisitions of HP Foods and Petrosoyuz increased sales 12.0%. Volume increased 2.1%, as increases from Heinz(R) soup and the roll out of new Top-Down ketchup sizes were partially offset by declines in the frozen foods business in the U.K., resulting mainly from category softness, and declines in the Italian infant nutrition business. Lower pricing decreased sales 2.8%, driven primarily by increased promotional spending on Heinz(R) soup in the U.K. and other condiments in Northern Europe. Divestitures reduced sales 1.5%, and unfavorable exchange translation rates decreased sales by 8.5%.
    Momentum continued in the U.K. and Ireland as third-quarter shipments were the highest in the last three years. Volume for ketchup was up by double-digits, while Heinz(R) Salad Cream rose 5%. Newest introductions include Top Down and Extra Lite varieties of Heinz(R) Salad Cream.
    Sales of HP Foods brands, HP(R), Lea & Perrins(R) and Amoy(R), were up 5% versus a year ago.
    Across Europe ketchup volume rose by 14%.
    Adjusted operating income increased 11.8%, mainly due to the favorable impact of acquisitions, higher volume, reduced marketing expense, and decreased G&A. These increases were partially offset by unfavorable pricing and exchange translation rates.

    ASIA/PACIFIC

    Sales in Asia/Pacific increased 2.0%. Volume increased sales 3.7%, reflecting strong volume in Australia, largely due to new product introductions, partially offset by declines in Indonesian sauces and noodles due to changes in promotional timing. Pricing increased sales 0.5%, resulting largely from price increases on various products in Indonesia. Acquisitions, net of divestitures, increased sales 1.8%, largely due to the acquisition of Shanghai LongFong Foods. Unfavorable exchange translation rates decreased sales by 4.0%.
    Innovation continues to drive growth at Heinz Australia, which this quarter launched six Heinz(R) International Ready-to-Serve Soups inspired by global taste trends; Heinz(R) Spaghetti Plus varieties fortified with calcium, fiber, iron and Omega 3; and a collection of premium Heinz(R) SteamFresh frozen meals.
    Adjusted operating income decreased $8.9 million, chiefly due to increased commodity and manufacturing costs primarily in Indonesia.

    REST OF WORLD

    Sales in Heinz's ROW segment decreased 3.3%, as the impact of divestitures and exchange translation rates more than offset the 1.4% volume increase and 6.4% pricing improvements, primarily in Latin America and India. Adjusted operating income increased due mainly to favorable pricing and decreased SG&A.

    YEAR-TO-DATE HIGHLIGHTS

    Heinz reported income from continuing operations, excluding special items, of $537.0 million in the nine months ended January 25, 2006, down 5.8% compared to $570.4 million for the year-earlier period. Diluted earnings per share from continuing operations, excluding special items, was $1.56, a 3.1% decrease from $1.61 in the prior year.
    Sales increased 6.3% (7.2% on a constant currency basis) for the first nine months of Fiscal 2006, driven by volume increases of 2.3% and acquisitions, net of divestitures of 4.8%. The favorable volume was due primarily to the North American Consumer Products segment, as well as the Australian, Indonesian and Italian infant nutrition businesses. These volume increases were partially offset by declines in the European Frozen Food business and the U.S. Foodservice segment. Adjusted gross profit increased 3.3%, despite a 110 basis point decline in adjusted gross profit margin. The gross profit increase was due to the favorable impact of acquisitions and higher sales volume and the decline in adjusted gross profit margin was primarily due to higher commodity and fuel costs, particularly in the U.S. businesses. Adjusted operating income increased 2.1%, as the increase in gross profit and decreased G&A in Europe were partially offset by higher fuel and transportation costs, particularly in the U.S. businesses.
    On a GAAP basis, net income for the nine months was $477.7 million compared to $546.2 million in the prior year, and EPS was $1.39 compared to $1.54 in the prior year. The current year includes income of $36.0 million related to discontinued operations and the prior year includes income of $49.7 million related to discontinued operations. In the current year, charges for special items in continuing operations were $120.4 million pretax ($95.4 million after tax) and in discontinued operations were $31.9 million after tax. The special items related to loss on sale or impairment were $32.2 million pre-tax in continuing operations. In the prior year, charges for special items were $73.8 million both pre- and after-tax, all of which were recorded in continuing operations.

    OUTLOOK

    For Fiscal 2007, Heinz is projecting sales growth of 3% to 4%, operating income growth of 6% to 8% and EPS growth also of 6% to 8% from a pro-forma range of $2.10 to $2.16 anticipated for Fiscal 2006.

    MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

    Heinz will host a conference call with security analysts today at 8:30 a.m. (Eastern Time). The call will be webcast live on www.heinz.com and will be archived for playback beginning at 2 p.m. The call is available live via conference call at 1-800-955-1760 (listen only). It will be hosted by William R. Johnson, Chairman, President & CEO; Art Winkleblack, Executive Vice President and Chief Financial Officer; Ed McMenamin, Senior Vice President- Finance and Corporate Controller; and Jack Runkel, Vice President - Investor Relations.

    SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Uncertainties contained in such statements include, but are not limited to, sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls, the ability to maintain favorable supplier relationships, achieving cost savings and gross margins objectives, currency valuations and interest rate fluctuations, change in credit ratings, the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities and satisfaction of other legal requirements, the success of Heinz's growth and innovation strategy and the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix, the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency and cash flow initiatives, risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz's investments, and other factors described in "Cautionary Statement Relevant to Forward-Looking Information in the Company's Form 10-K for the fiscal year ended April 27, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

    ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks, and infant foods. Heinz satisfies hungry consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz's 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz(R) Ketchup, The World's Favorite Ketchup(TM). Information on Heinz is available at www.heinz.com/news.


                  H.J. Heinz Company and Subsidiaries
                   Consolidated Statements of Income
               (In Thousands, Except per Share Amounts)

                         Third Quarter Ended      Nine Months Ended
                       ----------------------- -----------------------
                       January 25, January 26, January 25, January 26,
                           2006        2005        2006        2005
                         FY2006      FY2005      FY2006      FY2005
                       ----------- ----------- ----------- -----------

 Sales                 $2,186,524  $2,069,159  $6,243,786  $5,872,950
 Cost of products sold  1,405,807   1,284,425   3,956,735   3,637,655

                       ----------- ----------- ----------- -----------
 Gross profit             780,717     784,734   2,287,051   2,235,295

 Selling, general and
  administrative
  expenses                473,081     465,365   1,421,589   1,273,274

                       ----------- ----------- ----------- -----------
 Operating income         307,636     319,369     865,462     962,021

 Interest income            7,693       7,370      21,491      19,629
 Interest expense          86,336      60,434     229,140     169,871
 Asset impairment
  charges for cost and
  equity investments            -      73,842           -      73,842
 Other expense, net        (9,918)     (2,173)    (19,836)    (10,238)

                       ----------- ----------- ----------- -----------
 Income from continuing
  operations before
  income taxes            219,075     190,290     637,977     727,699

 Provision for income
  taxes                    85,897      58,778     196,295     231,179
                       ----------- ----------- ----------- -----------

 Income from continuing
  operations              133,178     131,512     441,682     496,520

 (Loss)/income
  from discontinued
  operations,
  net of tax              (16,578)     20,899      36,013      49,692
                       ----------- ----------- ----------- -----------


 Net income              $116,600    $152,411    $477,695    $546,212
                       =========== =========== =========== ===========

 Income/(loss) per
  common share -
  Diluted
     Continuing
      operations            $0.39       $0.37       $1.29       $1.40
     Discontinued
      operations            (0.05)       0.06        0.10        0.14
                       ----------- ----------- ----------- -----------

     Net Income             $0.35       $0.43       $1.39       $1.54
                       =========== =========== =========== ===========

 Average common shares
 outstanding - diluted    337,822     352,591     343,532     353,842
                       =========== =========== =========== ===========

 Income/(loss) per
  common share - Basic
     Continuing
      operations            $0.40       $0.38       $1.30       $1.42
     Discontinued
      operations            (0.05)       0.06        0.11        0.14
                       ----------- ----------- ----------- -----------

     Net Income             $0.35       $0.44       $1.40       $1.56
                       =========== =========== =========== ===========

 Average common shares
 outstanding - basic      334,879     349,729     340,484     350,357
                       =========== =========== =========== ===========

 Cash dividends per
  share                     $0.30     $0.2850       $0.90     $0.8550
                       =========== =========== =========== ===========

 Note:  Fiscals 2006 and 2005 include special items.
 (Totals may not add due to rounding)



                  H.J. Heinz Company and Subsidiaries
                             Segment Data

                         Third Quarter Ended      Nine Months Ended
                       ----------------------- -----------------------
                       January 25, January 26, January 25, January 26,
                           2006        2005        2006        2005
                          FY2006      FY2005      FY2006      FY2005
                       ----------- ----------- ----------- -----------
Net external sales:
 North American
  Consumer Products      $658,771    $579,039  $1,828,770  $1,633,798
 U.S. Foodservice         401,098     374,835   1,139,654   1,098,535
 Europe                   772,212     762,602   2,159,654   2,101,586
 Asia/Pacific             258,985     253,974     819,300     758,750
 Other Operating
  Entities                 95,458      98,709     296,408     280,281
                       ----------- ----------- ----------- -----------
 Consolidated Totals   $2,186,524  $2,069,159  $6,243,786  $5,872,950
                       =========== =========== =========== ===========

Intersegment revenues:
 North American
  Consumer Products       $13,202     $12,773     $38,633     $38,464
 U.S. Foodservice           6,726       7,130      16,931      16,711
 Europe                     2,732       4,455       9,206      13,621
 Asia/Pacific                 479         825       1,702       2,435
 Other Operating
  Entities                    378         434         942       1,192
 Non-Operating            (23,517)    (25,617)    (67,414)    (72,423)
                       ----------- ----------- ----------- -----------
 Consolidated Totals           $-          $-          $-          $-
                       =========== =========== =========== ===========

Operating income
 (loss):
 North American
  Consumer Products      $154,440    $148,352    $425,389    $394,421
 U.S. Foodservice          56,902      54,378     154,566     166,682
 Europe                   124,147     123,933     324,757     374,912
 Asia/Pacific                (957)     27,073      53,744      90,471
 Other Operating
  Entities                  4,927       2,587       6,292      25,075
 Non-Operating            (31,823)    (36,954)    (99,286)    (89,540)
                       ----------- ----------- ----------- -----------
 Consolidated Totals     $307,636    $319,369    $865,462    $962,021
                       =========== =========== =========== ===========

Operating income
 (loss) excluding
 special items:
 North American
  Consumer Products      $154,479    $148,352    $427,817    $394,421
 U.S. Foodservice          57,273      54,378     161,617     166,682
 Europe                   138,509     123,933     372,459     374,912
 Asia/Pacific              18,185      27,073      80,675      90,471
 Other Operating
  Entities                  8,293       2,587      27,044      25,075
 Non-Operating            (31,511)    (36,954)    (87,717)    (89,540)
                       ----------- ----------- ----------- -----------
 Consolidated Totals     $345,228    $319,369    $981,895    $962,021
                       =========== =========== =========== ===========

The company's revenues
 are generated via the
 sale of products in
 the following
 categories:

  Ketchup, Condiments
   and Sauces            $872,114    $793,614  $2,545,123  $2,356,649
  Frozen Foods            668,428     594,690   1,774,765   1,599,280
  Convenience Meals       371,382     394,576   1,046,473   1,063,532
  Infant Feeding          196,934     220,431     598,630     601,819
  Other                    77,666      65,848     278,795     251,670
                       ----------- ----------- ----------- -----------
  Total                $2,186,524  $2,069,159  $6,243,786  $5,872,950
                       =========== =========== =========== ===========



                  H.J. Heinz Company and Subsidiaries
       Special Items - Third Quarters Ended January 25, 2006 and
                           January 26, 2005

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the third quarters ended January 25, 2006 and January 26, 2005:

                           Third Quarter Ended January 25, 2006
                     -------------------------------------------------
(amounts in                                      Income from
 millions)              Net     Gross  Operating Continuing      Per
                       Sales   Profit   Income   Operations     Share
                     --------- ------- --------- -----------    ------
Reported results
 from continuing
 operations          $2,186.5  $780.7    $307.6      $133.2     $0.39
 Reorganization
  costs                     -     1.6      13.3         9.6      0.03
 Strategic review
  costs                     -     0.1       8.7         8.7      0.03
 Net loss/ (gain) on
  disposals and
  impairment                -    15.7      15.6       (11.2)(a) (0.03)
 American Jobs
  Creation Act              -       -         -        27.7      0.08
                     --------- ------- --------- -----------    ------
Results from
 continuing
 operations
 excluding special
 items               $2,186.5  $798.1    $345.2      $168.0     $0.50
                     ========= ======= ========= ===========    ======

(a) Includes a $20.6 million benefit related to the reversal of tax valuation allowances.


                           Third Quarter Ended January 26, 2005
                     -------------------------------------------------
                                                  Income from
    Net     Gross  Operating   Continuing    Per
                       Sales   Profit    Income    Operations   Share
                     --------- ------- ---------- ------------ -------
Reported results
 from continuing
 operations          $2,069.2  $784.7     $319.4       $131.5   $0.37
 Asset impairment
  charges for
  cost and
  equity investments        -       -          -         73.8    0.21
                     --------- ------- ---------- ------------ -------
Results from
 continuing
 operations
 excluding special
 items               $2,069.2  $784.7     $319.4       $205.4   $0.58
                     ========= ======= ========== ============ =======

(Note:  Totals may not add due to rounding.)



                  H.J. Heinz Company and Subsidiaries
        Special Items - Nine Months Ended January 25, 2006 and
                           January 26, 2005

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the nine months ended January 25, 2006 and January 26, 2005:

                           Nine Months Ended January 25, 2006
                  --------------------------------------------------
                                                Income from
(amounts in          Net      Gross   Operating  Continuing    Per
 millions)          Sales    Profit    Income    Operations   Share
                  --------- --------- --------- ------------  ------
Reported results
 from continuing
 operations       $6,243.8  $2,287.1    $865.5       $441.7   $1.29
 Reorganization
  costs                  -       7.7      69.8         48.7    0.14
 Strategic review
  costs                  -       1.6      18.4         16.6    0.05
 Net loss on
  disposals &
  impairment             -      12.3      28.3          2.4(a) 0.01
 American Jobs
  Creation Act           -         -         -         27.7    0.08
                  --------- --------- --------- ------------  ------
Results from
 continuing
 operations
 excluding
 special items    $6,243.8  $2,308.7    $981.9       $537.0   $1.56
                  ========= ========= ========= ============  ======

(a) Includes a $20.6 million benefit related to the reversal of tax valuation allowances.



                           Nine Months Ended January 26, 2005
                  ----------------------------------------------------
                                                 Income from
                     Net      Gross   Operating   Continuing     Per
                    Sales    Profit    Income     Operations    Share
                  --------- --------- --------- -------------- -------
Reported results
 from continuing
 operations       $5,873.0  $2,235.3    $962.0         $496.5   $1.40
 Asset impairment
  charges for
  cost and
  equity
  investments            -         -         -           73.8    0.21
                  --------- --------- --------- -------------- -------
Results from
 continuing
 operations
 excluding
 special items    $5,873.0  $2,235.3    $962.0         $570.4   $1.61
                  ========= ========= ========= ============== =======

(Note: Totals may not add due to rounding.)



                 H.J. Heinz Company and Subsidiaries
                     Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratio discussed in the Company's press release dated February 28, 2006:


Operating Free Cash Flow Calculation
(amounts in thousands)
                         Third Quarter Ended      Nine Months Ended
                       ----------------------- -----------------------
                       January 25, January 26, January 25, January 26,
                          2006        2005        2006        2005
                         FY 2006     FY 2005     FY 2006     FY 2005
                       ----------- ----------- ----------- -----------
  Cash provided by
   operating
   activities            $109,437    $126,584    $502,920    $506,146
  Capital expenditures    (51,408)    (48,404)   (151,017)   (131,024)

                       ----------- ----------- ----------- -----------
       Operating Free
        Cash Flow         $58,029     $78,180    $351,903    $375,122
                       =========== =========== =========== ===========




    CONTACT: H.J. Heinz Company
             Media:
             Ted Smyth, 412-456-5780;
             Debbie Foster, 412-456-5778;
             OR
             Investors:
             Jack Runkel, 412-456-6034